Exhibit 99.1
For Immediate Release
HANSEN MEDICAL REPORTS 2006 FOURTH QUARTER AND FULL YEAR RESULTS
Company Also Announces Submission of Human Data in Support of Application for 510(k) Clearance
Mountain View, Calif., — February 21, 2007 — Hansen Medical, Inc., (Nasdaq: HNSN), a developer of new generation robotic technology for accurate and stable control of catheter movement in 3D during cardiac procedures, today reported its business highlights and financial results for the fourth quarter and full year ended December 31, 2006.
Recent Business Highlights
•	In September, the company obtained CE Mark approval in the European Union (EU) for its Sensei™ Robotic Catheter System. CE Mark approval signifies that the Sensei system has met the essential requirements of the EU Medical Devices Directive and enables the company to begin marketing the system in Europe for use during electrophysiology (EP) procedures. The company is still awaiting CE Mark approval for the ArtisanTM Control Catheter.
•	In November, the company successfully completed its initial public offering, raising net proceeds of $78.2 million after expenses, underwriters’ discounts and commissions, and including the exercise of the underwriters’ over-allotment option.
•	In December, the company announced the successful completion of a 20-patient prospective trial and seven-day follow-up using the Sensei system to guide catheters for mapping heart anatomy, which is a critical step in identifying heart tissue that generates abnormal heart rhythms.
•	In February 2007, the company submitted data from the 20-patient prospective trial and other supporting documentation to the U.S. Food & Drug Administration (FDA) in support of a 510(k) application currently under review.

“We are extremely pleased with the progress of the company throughout all of 2006, but particularly in the fourth quarter,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical. “We achieved several important milestones critical to our efforts to commercialize Hansen’s technology. These include the completion of our 20-patient clinical trial, subsequent submission of data to the FDA, and recent CE Mark approval of the Sensei™ system. These events, combined with our successful initial public offering, well position the company to meet our most significant 2007 objective of commencing shipments of the Sensei system into our major markets.”
2006 Fourth Quarter Financial Review
As a precommercial company, Hansen Medical did not generate any revenue for the three months ended December 31, 2006.
Research and development expenses for the three months ended December 31, 2006, including non-cash stock compensation expense of $289,000, were $4.4 million, compared to $3.0 million for the same period in 2005, which included non-cash stock compensation expense of $84,000. The increase in research and development expenses was due to the increase in non-cash stock compensation expense, in addition to increased headcount necessary for the development of our Sensei system and the disposable Artisan catheters for the EP market and other future applications.
Selling, general and administrative expenses for the three months ended December 31, 2006, including non-cash stock compensation expense of $852,000, were $3.7 million, compared to $1.5 million for the same period in 2005, which included non-cash stock compensation expense of $185,000. The increase in selling, general and administrative expenses was related to the increase in non-cash stock compensation expense, in addition to increased headcount necessary to support the company’s continued growth in operations and the costs associated with the expected commercial launch of the Sensei system and the disposable Artisan catheter products.
Other income, net, for the three months ended December 31, 2006 was $410,000, compared to $84,000 for the same period in 2005. The increase was primarily due to higher interest income related to higher cash, cash equivalents and short-term investments as a result of the completion of the company’s initial public offering on November 15, 2006.

Net loss for the three months ended December 31, 2006, including non-cash stock compensation expense of $1.1 million, was $7.7 million, or $(0.76) per basic and diluted share, based on an average basic and diluted shares outstanding of 10.2 million. This compares to a net loss of $4.4 million, or $(3.51) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.2 million, for the same period in 2005, which included non-cash stock compensation expense of $269,000.
Cash, cash equivalents and short-term investments as of December 31, 2006 were $89.9 million, compared to $35.9 million as of December 31, 2005. The increase is due mainly to the net proceeds from the initial public offering, offset by operational expenditures.
Fiscal 2006 Full-Year Financial Results
The Company’s net loss for the full-year of 2006, including non-cash stock compensation expense of $2.7 million, was $26.0 million, or $(7.09) per basic and diluted share, based on an average basic and diluted shares outstanding of 3.7 million. This compares to a net loss of $21.4 million, or $(19.14) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.1 million, for the full-year of 2005, which included non-cash stock compensation expense of $515,000.
Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2006 fourth quarter results and provide a business update today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-218-8862 or 303-262-2131. An audio replay will be available approximately one hour after the completion of the conference call through February 28, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11083976.
About Hansen Medical, Inc.
Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. The Sensei system is currently under review for FDA clearance to guide catheters for mapping anatomy of the heart. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our clinical development results and whether the FDA will consider these sufficient and appropriate to support 510(k) clearance as well as the timing of our anticipated commercial launch in the EU. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including potential safety issues; the scope of potential use of our products; the scope and validity of intellectual rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; our ability to successfully launch and market our product; and other risks detailed in the “Risk Factors” section of our Registration Statement on Form S-1. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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Media Contact:	Investor Contact:
Amy Cook	Steven Van Dick
925.552.7893	650.404.5820
amy_cook@hansenmedical.com	steve_vandick@hansenmedical.com

Condensed Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating expenses
Research and development	$4,441	$2,963	$16,561	$17,282
Selling, general and administrative	3,677	1,497	10,122	4,382

Total operating expenses	8,118	4,460	26,683	21,664
Loss from operations	(8,118)	(4,460)	(26,683)	(21,664)
Other income (expense), net	410	83	679	261
Net loss	$(7,708)	$(4,377)	$(26,004)	$(21,403)

Basic and diluted net loss per share	$(0.76)	$(3.51)	$(7.09)	$(19.14)

Shares used to compute basic and diluted net loss per share	10,184	1,246	3,670	1,118

Condensed Balance Sheets (unaudited)
(in thousands)

	December 31,
	2006	2005
Assets
Cash, cash equivalents and short-term investments	$89,900	$35,902
Inventories, net	290	—
Prepaids and other current assets	754	600
Property and equipment, net	1,706	976
Other assets	140	163
Total assets	$92,790	$37,641

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Liabilities Accounts payable	$1,163	$789
Debt	5,223	6,541
Other liabilities	1,632	1,338
Total liabilities	8,018	8,668

Redeemable convertible preferred stock	—	61,316

Stockholders’ equity (deficit)	84,772	(32,343)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$92,790	$37,641